UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):
October 31, 2006

NAVISTAR FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	1-4146-1 (Commission File Number)	36-2472404 (I.R.S. Employer Identification No.)

425 N. Martingale Road, Schaumburg, Illinois 60173
(Address of principal executive offices of registrant)

Registrant’s telephone number, including area code:  630-753-4000

Former name or former address, if changed since last report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a—12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Navistar Financial Corporation (the company) is filing its 2006 audited financial results and management’s discussion and analysis in the Form 8-K, as the company works towards becoming a current filer.   The company’s management’s discussion and analysis and audited financial results are attached as Exhibit 99.1 and Exhibit 99.2.  The company is also filing its calculation of the ratio of earnings to fixed charge coverage as Exhibit 99.3 and a summary of unresolved SEC staff comments as Exhibit 99.4.

ITEM 2.05    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On March 3, 2008, NFC announced that it was relocating the regional credit and retail collection functions, currently located in the Atlanta and Dallas areas, to Schaumburg, Illinois.  As part of the relocation, we are creating a new wholesale operations group to focus on servicing dealer accounts, as well as a new asset management group to drive the effectiveness of the asset management process.  We believe this combined strategy positions NFC for the future by ensuring we have the right systems, processes, structure, and people in place to continue to deliver best-in-class service to our dealers and customers, while effectively managing our business risks.  The majority of our current regional employees have been offered the opportunity to relocate.  We expect that all employees who choose to relocate will be in place by the end of May 2008 and that we will be fully staffed by the end of September 2008.

The total expected costs to be incurred and paid by the end of the fiscal year are approximately $5.5 million. Of that amount $3.3 million would be for moving; $1.5 million for severance and other compensation payments; the balance for facilities and miscellaneous costs.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Management’s Discussion and Analysis of Results of Operations and Financial Condition
99.2	Consolidated Financial Statements & Footnotes
99.3	Calculation of Ratio of Earnings to Fixed Charges
99.4	Unresolved Staff Comments

Signature

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the Registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned thereunto duly authorized.

NAVISTAR FINANCIAL CORPORATION
(Registrant)

Date: March 6, 2008	By: /s/	JOHN V. MULVANEY, SR.
John V. Mulvaney, Sr.
V.P., CFO & Treasurer
(Principal Financial Officer)